Exhibit 10.3
TERMS AND CONDITIONS
TIME-VESTED
RESTRICTED STOCK UNITS GRANTED IN 2007
TO NON-EMPLOYEE DIRECTORS
UNDER STOCK ACCUMULATION AND DEFERRED COMPENSATION PLAN

STOCK ACCUMULATION AND DEFERRED COMPENSATION PLAN
TERMS AND CONDITIONS OF
TIME-VESTED RESTRICTED STOCK UNITS GRANTED IN 2007
1.	GRANT

You (hereinafter “grantee”) were granted time-vested restricted DuPont common stock units (“units”) effective February 7, 2007.

2.	RESTRICTION PERIOD – THREE YEAR PHASE-IN

For a period of three-years from the effective date of the grant (“restriction period”) grantee may not sell, gift, or otherwise transfer or dispose of any of the units except as described below.

If grantee remains a DuPont Director at the end of one year following the effective date of the grant, one-third of the units in the grantee’s account including dividend equivalents will vest and be converted to cash, subject to other provisions of these terms and conditions.

If grantee remains a DuPont Director on each of the next two succeeding anniversaries of the effective date of the grant, an additional one-third of the units, including dividend equivalents, will vest and be converted to cash, subject to other provisions of these terms and conditions.

The units converted to cash beginning on the first and second anniversaries shall be rounded down to the nearest whole unit while the balance of the units will be converted to cash on the third anniversary.

3.	FORFEITURE

If grantee ceases to be a DuPont Director for any reason, including, but not limited to, resignation, prior to the expiration of the applicable restriction periods, all rights to the units and all amounts in grantee’s account shall be forfeited, except as otherwise may be specifically provided in these terms and conditions.

At any time during the restriction period, all amounts in grantee’s account shall be forfeited if the grantee is terminated for cause, defined as willfully engaging in any activity, which is harmful to the interest of the Company.

4.	DIVIDEND EQUIVALENTS

An amount equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in DuPont common stock) payable on the total number of shares represented by the total number of outstanding units in grantee’s account will be allocated to grantee’s account in the form of units based upon the stock price on the dividend payment date. Any dividend units payable on such number of shares will be allocated in the form of whole and fractional units. The stock price shall be the closing price of DuPont common stock as reported on the Composite Tape of the New York Stock Exchange.

5.	PAYMENT FROM GRANTEE’S ACCOUNT

Units shall be paid as soon as practicable in cash. The value of each unit will equal the value of one share of DuPont common stock based on the average of the high and low prices of DuPont common stock as reported on the Composite Tape of the New York Stock Exchange as of the effective date of payment. Any fraction of a unit will be equal to the fractional value of a share of DuPont common stock.

6.	PAYMENT IN EVENT OF DISABILITY OR DEATH

In the event grantee becomes disabled, as such term is defined in Company benefit plans (“disability”), or dies, all units in grantee’s account will be paid promptly, provided grantee’s death or disability occurs at least six months after the grant date and provided further that grantee was an active Director of the Company through the date of death or disability. If the grantee’s death, disability, or termination occurs prior to expiration of such six-month period, all units shall be forfeited.

In the event of death, all units in grantee’s account will be paid promptly to the person(s) specified in the last beneficiary designation form filed with the Company. If no designation form has been completed or if the designated beneficiary shall have predeceased grantee, the balance in grantee’s account shall be paid promptly to grantee’s estate.

7.	PAYMENT IN EVENT OF RETIREMENT

In the event of grantee’s retirement, all units in grantee’s account will remain subject to the restriction period, and will be paid as soon as practicable after expiration of the applicable restriction periods provided grantee’s retirement occurs at least six months after the grant date and provided further that grantee was a Director of the Company through the date of retirement. If the grantee’s retirement occurs prior to the expiration of such six-month period, all units shall be forfeited.

8.	WITHHOLDING

To the extent required, withholding for federal, state and local taxes will occur in connection with vesting of the restricted stock units. Withholding taxes shall be determined based on the fair market value (the average of the high and low prices of DuPont stock on the NYSE-Composite Transactions Tape) on the date for determining the amount of withholding tax due.

9.	ADJUSTMENTS

In the event of any stock dividend, split-up, reclassification or other change in capitalization, an equitable adjustment will be made in the number of units in grantee’s account.

10.	INTERPRETATION

The decision of the Compensation Committee with respect to any question arising as to the interpretation of the Stock Accumulation and Deferred Compensation Plan for Directors as it affects this grant of time-vested restricted stock units, or as to interpretation of these terms and conditions, shall be final, conclusive and binding.

11.	NO ACQUIRED RIGHTS

This grant is made at the discretion of Board of Directors of the Company, and should not be construed to imply an entitlement to any future grants of a like or different nature.

12.	INCORPORATION OF STOCK ACCULUMATION AND DEFERRED COMPENSATION PLAN FOR DIRECTORS

In addition to the terms and conditions set forth above, this grant is also subject to the other applicable provisions of the Stock Accumulation and Deferred Compensation Plan for Directors.